Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com

Manpower Reports 1st Quarter 2008 Results

MILWAUKEE, WI, USA, April 18, 2008 – Manpower Inc. (NYSE: MAN) today reported that net earnings for the three months ended March 31, 2008 increased 27%, to $75.5 million, or 94 cents per diluted share, compared to $59.5 million, or 69 cents per diluted share, a year earlier. Revenues for the first quarter were $5.4 billion, an increase of 19 percent from the year earlier period.

Results for the first quarter were favorably impacted by 14 cents per diluted share as foreign currencies were relatively stronger compared to the first quarter of 2007. On a constant currency basis, revenues increased 8 percent over the prior year period.

Jeffrey A. Joerres, Manpower Chairman and Chief Executive Officer, said, “The first quarter performance underscores, once again, the strength of our geographic and service line portfolio. Operations like Elan, Germany and Italy performed extremely well with local currency revenue growth of 43%, 22% and 15%, respectively. In these important markets, while we remain on guard, we do not detect any material slowing in our business.

“While economic conditions remain uncertain in parts of the world, we believe our team, coupled with the strength of our portfolio of services, will deliver solid results in the second quarter. We anticipate our second quarter diluted earnings per share to be in the range of $1.47 to $1.51, which includes an estimated favorable currency impact of 20 cents.”

In conjunction with its first quarter earnings release, Manpower will broadcast its conference call live over the Internet on April 18, 2008 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. Celebrating its 60th anniversary in 2008, the $21 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,500 offices in 80 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2007, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
			% Variance
	2008	2007	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$5,386.6	$4,535.6	18.8%	7.6%
Cost of services	4,418.9	3,735.6	18.3%

Gross profit	967.7	800.0	21.0%	9.9%
Selling and administrative expenses	835.7	696.7	19.9%	9.7%

Operating profit	132.0	103.3	27.8%	10.8%
Interest and other expenses	11.3	9.6	18.4%

Earnings before income taxes	120.7	93.7	28.8%	9.7%
Provision for income taxes	45.2	34.2	32.1%

Net earnings	$75.5	$59.5	26.9%	8.1%

Net earnings per share - basic	$0.95	$0.70	35.7%

Net earnings per share - diluted	$0.94	$0.69	36.2%	15.9%

Weighted average shares - basic	79.5	84.9	-6.4%

Weighted average shares - diluted	80.3	86.5	-7.2%

(a)	Revenues from services include fees received from our franchise offices of $7.3 million and $8.4 million for the three months ended March 31, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices which were $304.0 million and $362.4 million for the three months ended ended March 31, 2008 and 2007, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended March 31
			% Variance
	2008	2007	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$471.5	$483.6	-2.5%	-2.5%
France	1,734.0	1,493.0	16.1%	1.5%
Other EMEA	1,853.7	1,476.4	25.6%	14.6%
Italy	401.2	304.8	31.6%	15.0%
Jefferson Wells	77.4	81.3	-4.7%	-4.7%
Right Management	103.3	93.9	10.1%	4.5%
Other Operations	745.5	602.6	23.7%	11.8%

	$5,386.6	$4,535.6	18.8%	7.6%

Operating Unit Profit:
United States	$7.2	$11.5	-37.6%	-37.6%
France	54.0	43.9	22.9%	7.3%
Other EMEA	47.7	36.7	30.0%	17.2%
Italy	29.1	16.4	77.0%	54.6%
Jefferson Wells	(2.6)	1.0	N/A	N/A
Right Management	6.7	6.1	8.9%	9.4%
Other Operations	21.3	12.8	67.8%	49.2%

	163.4	128.4
Corporate expenses	28.2	21.9
Amortization of intangible assets	3.2	3.2

Operating profit	132.0	103.3	27.8%	10.8%
Interest and other expenses (b)	11.3	9.6

Earnings before income taxes	$120.7	$93.7

(a)	In the United States, revenues from services include fees received from our franchise offices of $4.6 million and $5.3 million for the three months ended March 31, 2008 and 2007, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $212.7 million and $269.1 million for the three months ended March 31, 2008 and 2007, respectively.
(b)	The components of interest and other expenses were:

	2008	2007
Interest expense	$15.6	$12.0
Interest income	(5.1)	(5.0)
Foreign exchange (gain) loss	(1.9)	0.1
Miscellaneous expenses, net	2.7	2.5

	$11.3	$9.6

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Mar. 31 2008	Dec. 31 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$640.5	$537.5
Accounts receivable, net	4,724.6	4,478.8
Prepaid expenses and other assets	138.8	122.2
Future income tax benefits	86.6	76.3

Total current assets	5,590.5	5,214.8
Other assets:
Goodwill and other intangible assets, net	1,413.2	1,410.7
Other assets	423.2	377.7

Total other assets	1,836.4	1,788.4
Property and equipment:
Land, buildings, leasehold improvements and equipment	814.9	760.8
Less: accumulated depreciation and amortization	584.1	539.6

Net property and equipment	230.8	221.2

Total assets	$7,657.7	$7,224.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,176.7	$1,014.4
Employee compensation payable	207.3	213.6
Accrued liabilities	699.2	679.4
Accrued payroll taxes and insurance	699.1	724.7
Value added taxes payable	614.0	583.7
Short-term borrowings and current maturities of long-term debt	52.5	39.7

Total current liabilities	3,448.8	3,255.5
Other liabilities:
Long-term debt	946.0	874.8
Other long-term liabilities	442.3	424.8

Total other liabilities	1,388.3	1,299.6
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,498.4	2,481.8
Retained earnings	1,115.9	1,040.3
Accumulated other comprehensive income	358.9	257.6
Treasury stock, at cost	(1,153.6)	(1,111.4)

Total shareholders’ equity	2,820.6	2,669.3

Total liabilities and shareholders’ equity	$7,657.7	$7,224.4

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended Mar. 31
	2008	2007
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$75.5	$59.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	24.7	21.5
Deferred income taxes	(2.1)	15.7
Provision for doubtful accounts	7.3	5.1
Share-based compensation	8.9	5.7
Excess tax benefit on exercise of stock options	(0.1)	(2.3)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	28.6	88.2
Other assets	(3.6)	(33.4)
Other liabilities	(33.4)	(57.2)

Cash provided by operating activities	105.8	102.8

Cash Flows from Investing Activities:
Capital expenditures	(23.8)	(16.8)
Acquisitions of businesses, net of cash acquired	(0.8)	(5.0)
Proceeds from the sale of property and equipment	1.8	1.6

Cash used by investing activities	(22.8)	(20.2)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	10.9	3.8
Proceeds from stock option and purchase plans	8.8	20.0
Excess tax benefit on exercise of stock options	0.1	2.3
Repurchases of common stock	(52.7)	(72.7)

Cash used by financing activities	(32.9)	(46.6)

Effect of exchange rate changes on cash	52.9	3.4

Change in cash and cash equivalents	103.0	39.4

Cash and cash equivalents, beginning of period	537.5	687.9

Cash and cash equivalents, end of period	$640.5	$727.3